Free Writing Prospectus pursuant to Rule 433 dated November 24, 2023 / Registration Statement No. 333-269296 STRUCTURED INVESTMENTS Opportunities in U.S. Equities GS Finance Corp.

Dual Directional Trigger PLUS Based on the Price of the iShares® Biotechnology ETF due March 5, 2025

Principal at Risk Securities

The Dual Directional Trigger Performance Leveraged Upside SecuritiesSM (Trigger PLUS) do not bear interest and are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc.

You should read the accompanying preliminary pricing supplement dated November 22, 2023, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

KEY TERMS		Trigger PLUS Payoff Diagram*
Issuer / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.
Underlying ETF:	iShares® Biotechnology ETF (Bloomberg symbol, “IBB UQ Equity”)
Index:	with respect to the underlying ETF, NYSE Biotechnology Index
Pricing date:	expected to price on or about November 30, 2023
Original issue date:	expected to be December 5, 2023
Valuation date:	expected to be February 28, 2025
Stated maturity date:	expected to be March 5, 2025
Payment at maturity (for each $1,000 stated principal amount of your Trigger PLUS):

If the final ETF price is greater than the initial ETF price, $1,000 + the leveraged upside payment, subject to the maximum upside payment at maturity

In no event will the payment at maturity exceed the maximum upside payment at maturity.

If the final ETF price is equal to or less than the initial ETF price, but greater than or equal to the trigger price, $1,000 + ($1,000 × the absolute ETF return)

If the final ETF price is less than the trigger price,

$1,000 × ETF performance factor

This amount will be less than the stated principal amount of $1,000, will represent a loss of more than 20.00% and could be zero.

		Hypothetical Final ETF Price (as Percentage of Initial ETF	Hypothetical Payment at Maturity (as Percentage of Stated Principal
Leveraged upside payment:	$1,000 × leverage factor x ETF percent change	Price)	Amount)
Leverage factor:	200%	175.000%	111.050%
Maximum upside payment at maturity (set on the pricing date):	at least $1,110.50 per Trigger PLUS (at least 111.05% of the stated principal amount)	150.000%	111.050%
		140.000%	111.050%
		105.525%	111.050%
ETF percent change:	(final ETF price / initial ETF price) / initial ETF price	105.000%	110.000%
	the absolute value of the ETF percent change. For	102.000%	104.000%
Absolute ETF return:	example, a -5% ETF percent change will result in a +5%	100.000%	100.000%
	absolute ETF return.	95.000%	105.000%
Initial ETF price:	the closing price of the underlying ETF on the pricing date	90.000%	110.000%
Final ETF price:	the closing price of the underlying ETF on the valuation date	80.000%	120.000%
Trigger price:	80.00% of the initial ETF price	79.999%	79.999%
ETF performance factor:	final ETF price / initial ETF price	60.000%	60.000%
CUSIP / ISIN:	40057XBE4 / US40057XBE40	50.000%	50.000%
Estimated value range:	$900 to $960 (which is less than the original issue price; see	30.000%	30.000%
	the accompanying preliminary pricing supplement)	25.000%	25.000%
		0.000%	0.000%
		*assumes a maximum payment at maturity of $1,110.50 per Trigger PLUS

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the Trigger PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying ETF (including historical closing prices of the underlying ETF), the terms of the Trigger PLUS and certain risks.

About Your Trigger PLUS

The amount that you will be paid on your Trigger PLUS on the stated maturity date is based on the performance of the iShares® Biotechnology ETF as measured from the pricing date to and including the valuation date.

The return on your securities is linked to the performance of the ETF, and not to that of the NYSE Biotechnology Index on which the ETF is based.

If the final ETF price is greater than the initial ETF price (set on the pricing date), the return on your Trigger PLUS will be positive and equal to the product of the leverage factor of 200% multiplied by the ETF percent change, subject to the maximum upside payment at maturity of at least $1,110.50 per Trigger PLUS (set on the pricing date).

If the final ETF price is equal to or less than the initial ETF price but greater than or equal to the trigger price of 80.00% of the initial ETF price, you will receive the principal amount of your Trigger PLUS plus a return reflecting the absolute value of the ETF percentage change (e.g., if the ETF percentage change is -5%, your return will be +5%). However, if the final ETF price is less than the trigger price, you will lose a significant portion of your investment.

The Trigger PLUS are for investors who seek the potential to earn 200% of any positive return of the underlying ETF, subject to the maximum upside payment at maturity, seek a positive return for moderate decreases in the underlying ETF, are willing to forgo interest payments and are willing to risk losing their entire investment if the final ETF price is less than the trigger price.

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, general terms supplement no. 8,999 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, general terms supplement no. 8,999 and preliminary pricing supplement and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, general terms supplement no. 8,999 and preliminary pricing supplement if you so request by calling (212) 357-4612.

The Trigger PLUS are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●
Preliminary pricing supplement dated November 22, 2023
●
General terms supplement no. 8,999 dated February 13, 2023
●
Prospectus supplement dated February 13, 2023
●
Prospectus dated February 13, 2023

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the Trigger PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying ETF (including historical closing prices of the underlying ETF), the terms of the Trigger PLUS and certain risks.

RISK FACTORS

An investment in the Trigger PLUS is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying general terms supplement no. 8,999, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Risk Factors” in the accompanying preliminary pricing supplement, “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 8,999 as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus. Your Trigger PLUS are a riskier investment than ordinary debt securities. Also, your Trigger PLUS are not equivalent to investing directly in the underlying ETF stocks, i.e., the stocks comprising the underlying ETF to which your Trigger PLUS are linked. You should carefully consider whether the offered Trigger PLUS are appropriate given your particular circumstances.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
Your Trigger PLUS Do Not Bear Interest
▪
You May Lose Your Entire Investment in the Trigger PLUS
▪
The Trigger PLUS Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
The Return on Your Trigger PLUS Will Be Limited
▪
The Return on Your Trigger PLUS May Change Significantly Despite Only a Small Incremental Change in the Price of the Underlying ETF
▪
The Return on Your Trigger PLUS Will Not Reflect Any Dividends Paid on the Underlying ETF or the Underlying ETF Stocks
▪
The Estimated Value of Your Trigger PLUS At the Time the Terms of Your Trigger PLUS Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Trigger PLUS
▪
The Amount Payable on Your Trigger PLUS Is Not Linked to the Price of the Underlying ETF at Any Time Other than the Valuation Date
▪
The Market Value of Your Trigger PLUS May Be Influenced by Many Unpredictable Factors
▪
Your Trigger PLUS May Not Have an Active Trading Market
▪
If the Price of the Underlying ETF Changes, the Market Value of Your Trigger PLUS May Not Change in the Same Manner
▪
Investing in the Trigger PLUS is Not Equivalent to Investing in the Underlying ETF; You Have No Shareholder Rights or Rights to Receive Any Shares of the Underlying ETF or Any Underlying ETF Stock
▪
We May Sell an Additional Aggregate Stated Principal Amount of the Trigger PLUS at a Different Issue Price
▪
If You Purchase Your Trigger PLUS at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Trigger PLUS Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Trigger PLUS Will be Negatively Affected

Risks Related to Conflicts of Interest

▪
Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Trigger PLUS and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Trigger PLUS
▪
Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Trigger PLUS
▪
Other Investors May Not Have the Same Interests as You

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the Trigger PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying ETF (including historical closing prices of the underlying ETF), the terms of the Trigger PLUS and certain risks.

Additional Risks Related to the Underlying ETF

▪
The Policies of the Underlying ETF’s Investment Advisor and the Publisher of the Underlying ETF’s Index Could Affect the Payment at Maturity on Your Trigger PLUS and Their Market Value
▪
There is No Assurance That an Active Trading Market Will Continue for the Underlying ETF or That There Will Be Liquidity in Any Such Trading Market; Further, the Underlying ETF is Subject to Management Risks, Securities Lending Risks and Custody Risks
▪
The Underlying ETF and Its Index Are Different and the Performance of the Underlying ETF May Not Correlate With the Performance of Its Index
▪
The Underlying ETF is Concentrated in the Biotechnology Industry and Does Not Provide Diversified Exposure
▪
The Underlying ETF Recently Changed Its Underlying Index and Has Limited Historical Information Tracking Its Underlying Index

Risks Related to Tax

▪
The Tax Consequences of an Investment in Your Trigger PLUS Are Uncertain
▪
Your Trigger PLUS May Be Subject to the Constructive Ownership Rules
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Trigger PLUS, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Trigger PLUS to Provide Information to Tax Authorities

The following risk factors are discussed in greater detail in the accompanying general terms supplement no. 8,999:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
Past Performance is No Guide to Future Performance
▪
The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes
▪
The Calculation Agent Can Postpone the Determination Date, Averaging Date, Call Observation Date or Coupon Observation Date If a Market Disruption Event or Non-Trading Day Occurs or Is Continuing

Risks Related to Conflicts of Interest

▪
Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
▪
You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes
▪
Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Underlier or Underliers or Constituent Indices, As Applicable, the Investment Advisors of the Underlier or Underliers, As Applicable, or the Issuers of the Underlier or the Underlier Stocks or Other Entities That Are Involved in the Transaction
▪
The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

Risks Related to Tax

▪
Certain Considerations for Insurance Companies and Employee Benefit Plans

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪
The Return on Indexed Notes May Be Below the Return on Similar Securities

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the Trigger PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying ETF (including historical closing prices of the underlying ETF), the terms of the Trigger PLUS and certain risks.

▪
The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪
An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment
▪
An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
▪
We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
▪
Information About an Index or Indices May Not Be Indicative of Future Performance
▪
We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements

▪
The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.
▪
The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders

TAX CONSIDERATIONS

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Supplemental Discussion of U.S. Federal Income Tax Consequences” concerning the U.S. federal income tax consequences of an investment in the Trigger PLUS, and you should consult your tax advisor.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the Trigger PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying ETF (including historical closing prices of the underlying ETF), the terms of the Trigger PLUS and certain risks.